Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2004, relating to the financial statements and financial statement schedules of Tribune Company, which appears in Tribune Company’s Annual Report on Form 10-K for the year ended December 28, 2003.

/s/   PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Chicago, Illinois
August 16, 2004